Exhibit 99.1

For Immediate Release

Contacts:	Daniel Erickson	Monique Johnson
	Executive Vice President	Senior Vice President
	Chief Financial Officer	Director of Marketing and Communications
	(310) 258-9302	(310) 258-9349

Alliance Bancshares California Announces Record

Net Earnings as of December 31, 2005

Culver City, CA. (February 16, 2006) – Alliance Bancshares California (OTC BB: ABNS.OB), the holding company of Alliance Bank, announced record net earnings of $6.2 million for the year ended December 31, 2005, up 58% from $3.9 million in 2004. Earnings per share were $0.93 (basic) and $0.90 (diluted) for the year ended December 31, 2005, compared to $0.78 (basic) and $0.61 (diluted) for 2004. Net earnings are calculated before preferred stock dividend payments. Financial results for the year ended December 31, 2005, are as yet unaudited.

Total assets rose to $674.7 million at December 31, 2005, up 65% from $409.8 million at December 31, 2004. Total deposits reached $531.3 million as of December 31, 2005, a 74% gain from $304.8 million a year ago. All categories of deposits increased during 2005, especially certificates of deposit which were 285% higher at December 31, 2005 than 2004. Net loans increased to $544.8 million as of December 31, 2005, an 82% rise from $298.7 million on December 31, 2004. All categories of loans were higher at December 31, 2005, especially construction loans which increased 138%.

Net interest income before provision for loan losses increased from $14.3 million for the year ended December 31, 2004, to $25.3 million for the same period in 2005. The increase in net interest income was primarily due to a $187.6 million increase in average interest earning assets as well as a 140 basis point increase in the weighted average yield of those interest earning assets offset by a $151.0 million increase in average interest bearing liabilities as well as a 113 basis point increase in the weighted average rate paid on those interest bearing liabilities. Total non-interest expense rose from $10.6 million for the year ended December 31, 2004, to $15.4 million for the same period in 2005. Contributing to the latter were additions to staff and related benefit costs as well as higher occupancy expenses. At December 31, 2005, Alliance had 99 full-time employees compared to 74 employees one year earlier.

The provision for loan losses for the year ended December 31, 2005, was $2,509,500, an increase from $750,000 for the year ended December 31, 2004, mostly due to the increase in the size of the loan portfolio. The Bank had no charge-offs in 2005. Although management uses the best information available to determine the adequacy of the allowance, future adjustments may be necessary due to economic, operating, regulatory and other conditions.

ABNS 2005 Earnings Release 12-31-05, page 2

Shareholders’ equity increased 61% from $28.5 million at December 31, 2004, to $45.9 million at December 31, 2005. This increase was due to the retention of net earnings and the issuance of $11.3 million of 6.82% Series B Non-Cumulative Convertible Preferred Stock in December 2005. The Company also raised $10.3MM through a trust preferred offering in January 2005. Total capital and reserves for both the Company and the Bank exceed $68 million at December 31, 2005. Both Alliance Bancshares California and Alliance Bank met all regulatory capital requirements and the Bank continues to be “well capitalized” as defined by applicable regulations.

Chairman and CEO Curtis S. Reis commented, “As we approach $1 billion in total assets, extra attention is being paid to customer service and sales efforts. Entering into our next 25 years of serving businesses, executives and professionals, we continue to be satisfied with our performance and record results. New and existing relationships continue to grow nicely as more and more businesses enjoy working with our people and our approach to banking. With our four Southern California regional offices, our visibility in the surrounding communities is more apparent and our marketing efforts are achieving excellent results. The Bank is always looking to add quality bankers to our team as we grow. We remain optimistic that earnings for 2006 will continue to be strong although we do not project asset growth to match 2005.”

In November 2005, Daniel T. Jackson was promoted to the position of President and Chief Operating Officer of the Company and the Bank. Prior to this promotion, Mr. Jackson served as Executive Vice President and Chief Credit Officer. Mr. Jackson has been a senior banking officer in Southern California for over 15 years, including the last 8 years with Alliance.

With $675 million in total assets, Alliance Bank is one of the leading business banks headquartered in Southern California, offering a wide range of financial solutions tailored to businesses, executives and professionals. Alliance Bank’s strategy focuses on delivering a full array of products and services including deposit and cash management services as well as commercial, small business, asset-based, construction and real estate financing. Founded in 1980, Alliance Bank is the principal subsidiary of Alliance Bancshares California (OTC BB: ABNS.OB), with regional banking offices in Culver City, Irvine, Woodland Hills and Burbank. Alliance can be found on the Web at www.allbank.com.

ABNS 2005 Earnings Release 12-31-05, page 3

Forward-Looking Statements

Statements in the news release that are not historical facts or which refer to the Company’s expectations or beliefs constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements regarding the Company’s future performance or financial condition are based on current information and are subject to a number of risks and uncertainties that could cause actual results to differ significantly from those expected at this time. These risks and uncertainties relate to such matters as, but are not limited to: increased competition from other financial institutions; changes in local national economic conditions and changes in Federal Reserve Board monetary policies, which could cause interest rates to increase, and loan demand to decline, and thereby reduce the Bank’s net margins and operating results; increased government regulation which could increase the costs of operations; the Company’s ability to successfully enter new markets or introduce new financial products or services; the costs and the possible adverse impact on operating results of planned growth and expansion; and continued performance of the Company’s loan portfolio.

These, as well as other factors and uncertainties, are discussed in greater detail in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report and Form 10-KSB for the year ended December 31, 2004, and Form 10-QSB for the quarter ended September 30, 2005. Readers are urged to review those reports and are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this news release. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

ABNS 2005 Earnings Release 12-31-05, page 4

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2005	2004
	(Unaudited)
Assets
Cash and due from banks	$15,574,200	$10,692,600
Federal funds sold	14,575,000	8,895,000

Total cash and cash equivalents	30,149,200	19,587,600

Time deposits with other financial institutions	8,244,900	5,018,000
Securities held to maturity, fair market value $73,733,600 at December 31, 2005; $72,933,200 at December 31, 2004	75,479,000	72,782,800
Loans held for sale	607,500	3,211,200
Loans, net of the allowance for loan losses of $5,801,000 at December 31, 2005; $3,477,900 at December 31, 2004	544,819,400	298,656,400
Equipment and leasehold improvements, net	3,762,800	3,001,900
Accrued interest receivable and other assets	11,678,500	7,578,000

Total assets	$674,741,300	$409,835,900

Liabilities and Shareholders’ Equity
Deposits:
Noninterest bearing demand	$106,405,100	$88,187,000
Interest bearing:
Demand	9,042,700	5,362,200
Savings and money market	165,363,300	146,255,600
Certificates of deposit	250,498,000	64,988,100

Total deposits	531,309,100	304,792,900

Accrued interest payable and other liabilities	3,879,300	2,298,600
FHLB advances	35,000,000	67,000,000
Securities sold under agreements to repurchase	41,133,600	—
Junior subordinated debentures	17,527,000	7,217,000

Total liabilities	628,849,000	381,308,500

Commitments and contingencies	—	—
Shareholders’ equity:
Serial preferred stock, no par value:
Authorized – 20,000,000 shares
7% Series A Non-Cumulative Convertible Non-Voting:
Authorized and outstanding – 733,050 shares at December 31, 2005 and 2004	7,697,000	7,697,000
6.82% Series B Non-Cumulative Convertible Non-Voting:
Authorized and outstanding – 667,096 shares at December 31, 2005; none at December 31, 2004	11,318,600	—
Common stock, no par value:
Authorized - 20,000,000 shares
Outstanding – 6,065,579 at December 31, 2005;
5,867,679 shares at December 31, 2004	6,406,600	6,090,800
Undivided profits	20,470,100	14,739,600

Total shareholders’ equity	45,892,300	28,527,400

Total liabilities and shareholders’ equity	$674,741,300	$409,835,900

ABNS 2005 Earnings Release 12-31-05, page 5

CONSOLIDATED STATEMENTS OF EARNINGS

	For the Year Ended December 31,
	2005	2004
	(Unaudited)
Interest Income:
Interest and fees on loans	$34,300,100	$16,771,300
Interest on time deposits with other financial institutions	135,200	86,400
Interest on securities held to maturity	2,747,400	2,130,700
Interest on federal funds sold	518,600	265,300

Total interest income	37,701,300	19,253,700

Interest Expense:
Interest on deposits	10,105,600	3,638,400
Interest on FHLB advances & other borrowings	1,391,000	754,800
Interest on convertible subordinated debentures	—	194,300
Interest on junior subordinated debentures	948,500	352,300

Total interest expense	12,445,100	4,939,800

Net interest income before provision for loan losses	25,256,200	14,313,900
Provision for Loan Losses	2,509,500	750,000

Net interest income	22,746,700	13,563,900
Non-Interest Income:
Service charges and fees	883,300	1,018,200
Net gains on sales of loans held for sale	711,000	734,900
Broker fees on loans	819,900	1,154,000
Other non-interest income	593,600	647,300

Total non-interest income	3,007,800	3,554,400
Non-Interest Expense:
Salaries and related benefits	8,056,200	5,488,800
Occupancy and equipment expenses	2,381,200	1,555,700
Professional fees	799,300	446,500
Data processing	775,800	589,800
Other operating expense	3,647,500	2,482,800

Total non-interest expense	15,660,000	10,563,600

Earnings Before Income Tax Expense	10,094,500	6,554,700
Income tax expense	3,882,200	2,616,300

Net Earnings	$6,212,300	$3,938,400

Earnings per Common Share:
Basic earnings per share	$0.93	$0.78
Diluted earnings per share	$0.90	$0.61

To receive a copy of our financial reports or to be put on the Company’s mailing list, please contact Monique Johnson, senior vice president / director of marketing and communications, at (310) 258-9349 or by email: mjohnson@allbank.com.

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